Exhibit 10.3
AGREEMENT

AGREEMENT MADE and effective as of the First day of April, 2008, by and between INNERLIGHT WORLDWIDE INC., a Delaware corporation with its principal office at 867 East 2260 South, Provo, UT 84606 (hereinafter "Company"), and CHILESHA HOLDINGS LTD., 145 Blackburn Road, Durbin North, South Africa, and SCANDASYSTEMS LTD., 332 Pine Run Road, Doylestown, PA 18901 (hereinafter "Investors").

WHEREAS, Company is in the business of developing and marketing health related and/or various other consumer products for sale in the commercial marketplace, television, mail order and network marketing; and

WHEREAS, Company desires to assure the services of Investors for the period in this Agreement and Collective Investors are willing to serve in the Company for said period upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.           Incentive Payments. Company agrees to pay compensation as set forth in Paragraph 5.

2.           Responsibilities. During the term of this agreement, Investors agree to serve as advisors to the President and/or Chief Officer of the Company or its designees.

3.           Term of Agreement. The period of Investors' compensation under this Agreement shall be deemed to have commenced as of April 1, 2008, and shall continue for a period of ten (10) years to March 31, 2018 and thereafter from year to year as mutually agreed upon.

4.           Duties. During the compensation period, Investors may act as directors, officers, independent contractors or employees of any other non-competing entity when such activity does not materially affect the performance of Investors' duties under this Agreement.

5.           Compensation. Company shall pay Investors additional compensation based on Commissionable Volume which is defined as Gross sales minus returns, shipping, handling, and taxes for a period of ten (10) years. The compensation will be for 3.5% of Commissionable Volume up to $20,000,000, 4% of Commissionable Volume from $20,000,000-$25,000,000, 5% of Commissionable Volume from $25,000,000- $30,000,000, and 6% of Commissionable Volume over $30,000,000.

6.           Reimbursement of Expenses. Company shall reimburse Investors for all reasonable travel and other expenses incurred by Investors and approved by the Company in performance of its services or obligations under this Agreement.

7.           Benefits. In addition to the incentive payment, the Company shall provide a single health insurance policy for Gary Quigley, the principal of ScandaSystems Ltd. equivalent to the health insurance provided to the Company’s executives.

8.           Termination and Extension. This Agreement may not be terminated during its term by the Company for any reason other than a material breach by the Investors of the terms of this Agreement. Upon its expiration, this Agreement shall be automatically renewed for additional one-year periods unless Company shall provide Investors with written Notice of Intent not to renew this Agreement not less than three (3) months prior to the expiration of the initial term or any extension term thereof.

9.           Severance. The Company shall have the option to purchase the remaining value of this Agreement by paying Investors two (2) years incentive payments. This right shall not accrue until April 1, 2010.

10.           Non-Competition. Investors shall not, at any time during the term of this Agreement or any extension thereof, or with one year of the expiration thereof, directly or indirectly engage in the business of developing or marketing products similar to the Company's products.

11.           Indemnification. The Investors hereby covenant and agree that they will not do any act or incur any obligation on behalf of the Company of any kind whatsoever unless authorized by the Company. The Company hereby covenants and agrees that it will indemnify Investors and hold them harmless from any obligation or liability incurred by the Company, including the reasonable expenses of legal defense thereof, for any act, omission or liability undertaken or incurred during the course of this Agreement.

12.           Notices. All notices, demands or communications hereunder shall be in writing and unless otherwise provided, shall be deemed to have been duly given on the first business day after United States mailing by certified mail, return receipt requested, addressed to the parties at such address as they shall advise from time to time.

13.           Amendment. No modification, waiver, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by each party hereto.

14.           Survival. The representations, warranties, covenants and indemnifications contained herein shall survive the execution hereof and shall be effective regardless of the expiration or termination hereof.

15.           Enforcement. Severability. It is the desire and the intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policy of the jurisdictions in which enforcement is sought. Accordingly, if any particular portion or provision of this Agreement shall be adjudicated to be invalid or unenforceable, the remaining portion or such provision or the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby.

16.           Assignability. Company and Investors agree that this Agreement may be assigned to a corporation controlled by the Investors.

17.           Governing Law and Venue. This Agreement shall be construed in accordance with the laws of the State of Delaware and any proceeding arising between the Parties in any matter pertaining or relating to this Agreement shall be held or brought in the Federal District for Delaware.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the First day of April, 2008.

Kevin Brogan

_/s/ Kevin Brogan_______________________	Date:_April 1, 2008_____________
President & CEO
Innerlight Worldwide Inc.

Joseph Currivan

_/s/ Joseph Currivan_____________________	Date:_April 1, 2008_____________
Principal
Chilesha Holdings Ltd.

Gary Quigley

_/s/ Gary Quigley_______________________	Date:_April 1, 2008_____________
Principal
Scandasystems Ltd.